Exhibit 99.1

Kontoor Brands, Inc. Declares Third Quarter 2019 Dividend

GREENSBORO, N.C. - October 23, 2019 - Kontoor Brands, Inc. (NYSE: KTB) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.56 per share of its common stock. The cash dividend will be payable on December 20, 2019, to shareholders of record at the close of business on December 10, 2019.
About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.
Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Vanessa McCutchen, (336) 332-5612
Senior Director, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

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